Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECLASSIFICATION OF

PREVIOUSLY ANNOUNCED CASH FLOWS FOR FIRST QUARTER 2007

Parsippany, N.J., May 10, 2007 – Avis Budget Group, Inc. (NYSE: CAR) today reported a modification to the presentation of its cash flows contained on the tables that accompanied the Company’s May 2 announcement of its results for its first quarter, which ended March 31, 2007. Such modification results from a reclassification of $45 million from cash provided by operations to cash provided by (used in) investing activities. The reclassified amount represents cash payments received from Realogy and Wyndham for the settlement of reimbursable transactions in connection with the separation of Cendant Corporation in 2006. The Company has included in this release a revised table to its first quarter earnings announcement reflecting this reclassification. The Company’s aggregate cash flows, income statement and balance sheet for first quarter 2007 are not impacted by this reclassification. Furthermore, the Company reiterated that, over time, its Free Cash Flow is expected to approximate pretax income and noted that this estimate is unaffected by this reclassification.

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, no increase or a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, the Company’s ability to operate independently in a cost-efficient fashion following completion of the separation, risks inherent in the restructuring of the operations of Budget Truck Rental and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2006, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules. As required by SEC rules, important information regarding such measures is contained on the Table attached to this release.

Contacts
Media Contacts:	Investor Contacts:
John Barrows	David Crowther
973-496-7865	973-496-7277

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Revised Table Follows

Table 5

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

	First Quarter
	2007	2006
Operating Activities
Net cash provided by (used in) operating activities exclusive of vehicle programs	$3	$(193)
Net cash provided by operating activities of vehicle programs	352	317

Net cash provided by operating activities	355	124

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	23	(44)
Net cash used in investing activities of vehicle programs	(1,414)	(863)

Net cash used in investing activities	(1,391)	(907)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(7)	(110)
Net cash provided by financing activities of vehicle programs	1,125	574

Net cash provided by financing activities	1,118	464

Effect of changes in exchange rates on cash and cash equivalents	—	(1)
Cash used in discontinued operations	—	(180)

Net increase (decrease) in cash and cash equivalents	82	(500)
Cash and cash equivalents, beginning of period	172	546

Cash and cash equivalents, end of period	$254	$46

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS

	First Quarter
	2007	2006
Pretax income (loss)	$11	$(98)
Addback of non-cash, non-vehicle related depreciation and amortization	24	27
Working capital and other	(23)	—
Capital expenditures	(20)	(17)

Free Cash Flow before taxes, vehicle programs and stockholder litigation payments	(8)	(88)
Tax payments, net of refunds	(3)	(85)
Vehicle programs (A)	64	28
Stockholder litigation payments	—	(32)

Free Cash Flow	53	(177)

Payments for acquisitions, net of cash acquired	—	(15)
Proceeds from disposition of businesses, net of transaction-related payments	—	(19)
Net issuance (repurchase) of common stock	13	(221)
Payment of dividends	—	(113)
Net borrowings (repayments)	(19)	225
Investments and other	35	—
Discontinued operations	—	(180)

Net increase (decrease) in cash and cash equivalents (per above)	$82	$(500)

(A)	Cash flows related to vehicle programs may fluctuate significantly from period to period due to the timing of the underlying transactions.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	First Quarter
	2007	2006
Free Cash Flow (per above)	$53	$(177)
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,414	863
Financing activities of vehicle programs	(1,125)	(574)
Capital expenditures	20	17
Proceeds received on asset sales	(4)	(4)
Change in restricted cash	(3)	(1)

Net Cash Provided by Operating Activities (per above)	$355	$124